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                                                                   Exhibit 99.2




                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                  Contacts:
New York, N.Y. 10022                                        James N. Fernandez
                                                            (212) 230-5315
                                                            Mark L. Aaron
                                                            (212) 230-5301

           TIFFANY SELLS ITS EQUITY STAKE IN ABER DIAMOND CORPORATION

New York, N.Y., December 7, 2004 - Tiffany & Co. ("Tiffany") (NYSE - TIF) announced today that it has sold its entire holdings of Aber Diamond Corporation ("Aber") (TSX - ABZ; NASDAQ - ABER) through a private offering in the United States and on the Toronto Stock Exchange in Canada.

The net proceeds of the sale of the Aber stock (after payments of discounts, commissions and other transaction-related costs) amounts to approximately $268 million and is expected to generate additional pre-tax earnings of approximately $194 million to Tiffany in its fourth quarter ending January 31, 2005.

Tiffany's holding in Aber consisted of eight million shares, or 13.9% of Aber's outstanding common stock. Tiffany does not currently have intentions to purchase any common shares in Aber.

Company Description

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. Founded in 1837, Tiffany now operates more than 150 TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. The Company's Specialty Retail operations include consolidated results from retail ventures operated by subsidiaries other than Tiffany under separate trademarks or trade names. Worldwide sales were $2.0 billion in 2003. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.


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This press release is not an offer to sell any securities or a solicitation to buy any securities. These securities have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration thereunder or under an applicable exemption from such registration requirements.

THIS PRESS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE SET FORTH IN TIFFANY'S 2003 ANNUAL REPORT AND IN FORM 10-K, 10-Q AND 8-K REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

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